                                                                                                                        Exhibit 99.1

                                                                                                                        NEWS RELEASE

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UAL BOARD APPROVES TENTATIVE PILOT AGREEMENT

TO PARTICIPATE IN UNITED FINANCIAL RECOVERY PROGRAM

FOR IMMEDIATE RELEASE

CHICAGO, June 20, 2002 - UAL Corporation's Board of Directors and its Labor Committee today approved a plan by the Master Executive Council of the Air Line Pilots Association (ALPA) outlining their participation in United Airlines' financial recovery program, and United Airlines Chairman and Chief Executive Officer Jack Creighton commended the leadership of ALPA. The board also approved the terms of salaried and management employee participation in the financial recovery program.

The Master Executive Council of the Air Line Pilots Association yesterday approved a plan to reduce pilot compensation over a three-year period and permit United's express carriers to continue planned growth of regional jet service. As part of their participation, United's pilots will receive stock options in a manner similar to United's management and administrative employees. This plan, which is subject to documentation, will be submitted to United's pilots for ratification.

In addition, ALPA and United will work to develop a mutually acceptable agreement that would permit United and US Airways to code share domestic and international flights. Employees who participated in the company's Employee Stock Ownership Program (ESOP) will also be given the opportunity to diversify a portion of their ESOP holdings, at ALPA's request and pending agreement by the International Association of Machinists.

"Since we began discussing our recovery plan, the Air Line Pilots Association and our pilots have taken a leadership role in working to restore the company's financial stability," Creighton said. "The pilots have been creative and energetic in their search for solutions. I want to commend them for their willingness to sacrifice, and I hope that the leadership of our other represented employees follow the pilots' lead."

The pilot plan calls for a 10 percent wage reduction on the date the plan becomes effective, and a number of other detailed provisions. It also extends the terms of the current contract for 12 months. The savings resulting from the pilot wage reductions in the financial recovery plan is estimated to be $520 million over three years.* United employs approximately 9,000 pilots.

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"In addition to the changes in their compensation, ALPA has agreed to give the company additional flexibility to meet the needs of the airline in the changing marketplace," Creighton said. "The MEC has acknowledged the mutual benefits of a possible code-sharing program with US Airways and it has agreed to redefine limitations on regional jets.

"We have been in discussions with US Airways about a possible code-share as part of United's financial recovery plan," Creighton said. "Those discussions are continuing. Code sharing with US Airways would give us access to an additional revenue stream and enable us to continue to improve our service to customers. Through our code share, we would give US Airways' customers access to United's worldwide network, improve the feed to our mainline flights and provide our customers access to US Airways comprehensive East Coast network - all without the risks and complications of a merger.

"With the changes on regional jet limits, we can respond to challenges by our competitors, who are flying the customer-friendly small jets in a number of our markets," Creighton said. "Regional jets give us the flexibility we need to serve a number of smaller cities in the equipment that customers prefer."

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The information marked with an asterisk (*) is forward looking and involves risks and uncertainties that could result in actual results differing materially from expected results. Forward-looking statements represent the company's expectations and beliefs concerning future events, based on information available to the company at the date of this press release. Some factors that could significantly impact estimated cost savings include, without limitation, the economy and the demand for air travel; the ability to reduce operating costs and conserve financial resources, taking into account increased costs incurred as a consequence of the September 11 terrorist attacks to the company; the higher costs associated with new airline security directives and any other increased regulation of air carriers; the significantly higher costs of aircraft insurance coverage for future claims caused by acts of war, terrorism, sabotage, hijacking and other similar perils, and the extent to which such insurance will continue to be available; the ability to raise and the cost of financing in light of the September 11 events and the possibility of any further credit downgrades to the company; the cost of crude oil and jet fuel; the airline pricing environment; industry capacity decisions; competitors' route decisions; the satisfaction of the conditions to the pilots' or the management and salaried employees' participation in the company's financial recovery program; the success of the company's cost-reduction efforts; the success of the company's implementation of its financial recovery plan; results of union contract negotiations and cost-reduction discussions and their impact on labor costs and operations; actions of the U.S., foreign and local governments; foreign currency exchange-rate fluctuations; the economic environment of the airline industry and the economic environment in general.

Investors should not place undue reliance on the forward-looking information contained herein, which speaks only as of the date of this press release. The company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

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